Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AIM ImmunoTech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the AIM ImmunoTech Inc. Amended and Restated Equity Incentive Plan, as amended (including Series A Junior Participating Preferred Stock Purchase Rights)(3)	Rule 457(c) and 457(h)	968,389	(2)	$0.67	(4)	$648,820	(4)	0.00011020	$71.50

Total Offering Amounts							$648,820			$71.50
Total Fee Offsets										—
Net Fee Due										$71.50

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the AIM ImmunoTech Inc. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents an automatic increase as of July 1, 2023 equal to 2% of the then issued and outstanding shares of the Registrant’s common stock reserved for issuance pursuant to future awards under the 2018 Plan, which annual increase is provided for in the 2018 Plan.

(3) This Registration Statement also relates to the rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant, which are attached to all shares of Common Stock pursuant to the terms of the Registrant’s Amended and Restated Rights Agreement dated May 12, 2023. Until the occurrence of prescribed events, the preferred share purchase rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. The preferred share purchase rights are appurtenant to and trade with the Common Stock and no separate consideration will be received for the preferred share purchase rights. Therefore, the registration fee for the preferred shares purchase rights is included in the fee for the Common Stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on a basis of the average of the high and low sales prices of the Common Stock last reported on The NYSE American on June 30, 2023.